VARIABLE INSURANCE FUNDS

                          Amended Designation of Series



The undersigned, being all of the Trustees of Variable Insurance Funds (the "Trust"), a Massachusetts business trust, acting pursuant to Section 5.11 of the Declaration of Trust dated July 20, 1994, as amended and restated February 5, 1997, hereby redesignates the shares of beneficial interest of one series of shares of the Trust as follows:

          FIRST: The series of shares of the Trust established and designated as the Kent Aggressive Growth Fund shall be redesignated as the Fifth Third Quality Growth VIP Fund without in any way changing the rights or privileges of the Fund or its shareholders.




          IN WITNESS WHEREOF, the undersigned have executed this instrument effective the 6th day of August, 2001.


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Walter B. Grimm, as Trustee                 Michael Van Buskirk, as Trustee



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James H. Woodward, as Trustee